REINHOLD INDUSTRIES ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS; DECLARES $0.50 QUARTERLY DIVIDEND


SANTA FE SPRINGS, CA, Friday, May 6, 2005 Reinhold Industries, Inc. (NASDAQ:
RNHDA) of Santa Fe Springs, California, today announced results for the first quarter 2005. Comparative 2004 results have been adjusted to remove the Samuel Bingham Enterprises, Inc. subsidiary from continuing operations; which was sold in December 2004.

      First quarter 2005 revenues were $19.0 million, up $6.4 million (50%) from first quarter 2004. Sales at NP Aerospace increased by $6.4 million (118%) due primarily to retrofitting of light armored vehicles for the U.K. Ministry of Defense. Sales in the Aerospace, CompositAir and Commercial business units were essentially flat.

      Income before income taxes for the first three months of 2005 was $3.2 million, up $1.1 million (51%) compared to 2004. Income before income taxes at NP Aerospace increased to $2.8 million due to increased revenues. Consolidated selling, general and administrative expenses increased by $0.8 million from first quarter 2004 due to increased compensation costs and higher audit and tax compliance fees. Interest expense, net was $0.4 million in 2005 compared to zero in 2004 due to amounts outstanding against the credit facility. The effective tax rate for the first three months of 2005 was 47% compared to 31% in 2004 due to the impact of repatriated foreign income.

         Net income for the first quarter of 2005 was $1.7 million, or $0.52 per diluted share, compared to net income of $1.2 million, or $0.37 per diluted share in 2004.

         The Company also announced today that it will pay a quarterly dividend of $0.50 per share on June 10, 2005 to shareholders of record as of May 24, 2005.

         "Our exceptional first quarter results were primarily attributable to the continuing record performance of our U.K. subsidiary, NP Aerospace," said Michael T. Furry, President and CEO of Reinhold. "During the quarter, our joint venture company, NP Aerospace Jordan, also began shipments of the first of 50,000 military helmets to be delivered over the next two years."

         This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties, and Reinhold's actual experience may differ materially from that anticipated in such statements. Factors that might cause such a difference include those discussed in Reinhold's filings with the Securities and Exchange Commission, including but not limited to its most recent proxy statement, Form 10-K and Form 10-Q.

         Reinhold Industries, Inc. is a manufacturer of advanced custom composite components and sheet molding compounds for a variety of applications in the United States and Europe.


                    Reinhold Industries, Inc. (NASDAQ: RNHDA)
                  (Amounts in Thousands, Except Per Share Data)
                                   (Unaudited)



                                         1st Quarter Ended
                                     03/31/05      03/31/04

Sales                                 $18,977       $12,616
Income from Continuing
  Operations                           $1,695        $1,349
Net Income                             $1,695        $1,179
EPS - Continuing Operations             $0.52         $0.42
EPS                                     $0.52         $0.37